                                                                       EXHIBIT 3

                            TENDER OFFER AGREEMENT
                            ----------------------

          TENDER OFFER AGREEMENT (hereinafter called this "Agreement"), dated as
                                                           ---------
of May 22, 2000 between, MedQuist Inc., a New Jersey corporation (the "Company"), and Koninklijke Philips Electronics N.V., a corporation organized
 -------
under the laws of the Netherlands ("Purchaser").
                                    ---------

                                   RECITALS

          WHEREAS, the Boards of Directors of Purchaser and the Company each has determined that it is in the best interests of their respective shareholders for Purchaser to acquire Shares (as defined herein) of the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, to induce the Company to enter in the Agreement, the Company has requested, and Purchaser has agreed, to enter into a Governance Agreement (as defined in Section 1.1(b)) and a License Agreement (as defined in Section 2.1(c)), each to become effective at the time Purchaser pays for Shares (as defined in Section 1.1(a)) pursuant to the terms of the Offer (as defined in
Section 1.1(a)); and

          WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                               The Tender Offer

          1.1. Tender Offer.  (a)  Provided that this Agreement shall not have
               ------------
been terminated in accordance with Article IV hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within seven business days of the date hereof, Purchaser will commence a tender offer (the "Offer") for 22,250,327 shares of common stock, no par value, of the Company
 -----
(the "Shares"), at a price of $51.00 per Share in cash, net to the seller,
      ------
subject to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, Purchaser will promptly accept for payment and pay for all Shares validly tendered and not withdrawn that it is obligated to purchase thereunder. The Company's Board of Directors shall recommend acceptance of the Offer to its shareholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange
            --------------
Commission (the "SEC") upon commencement of the Offer; provided, however, that
                 ---                                   --------  -------
if the Company's Board of Directors determines in good faith, after consultation with its outside counsel, that it is necessary to amend or withdraw its recommendation in order for its directors to comply with their respective fiduciary duties, such amendment or withdrawal shall not constitute a breach of this Agreement. The initial expiration date of the Offer shall be the date twenty business days from and including the date (the "Commencement Date") the Offer Documents (as defined
                             -----------------
in Section 1.1(c) below) are first filed with the Securities and Exchange Commission. Purchaser expressly reserves the right, in its sole discretion, to waive, set forth or change any term and condition of the Offer; provided, that,
                                                                --------
unless previously approved by the Company in writing, no provision may be set forth or changed which: (i) increases or, except as set forth in the next succeeding sentence, decreases the Tender Offer Condition (as defined in Annex A hereto); (ii) decreases the price per Share to be paid in the Offer; (iii) changes the form of consideration payable in the Offer (other than by adding consideration); (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto; or (v) amends or modifies any term or condition of the Offer in a manner adverse to the holders of Shares. Without the prior written consent of the Company, Purchaser shall not extend the expiration date of the Offer beyond the initial expiration date of the Offer; provided, that, if on the
                                                       --------  ----
initially scheduled expiration date of the Offer (or any subsequent expiration date) any of the conditions to the Offer have not been satisfied, Purchaser may in its sole discretion extend from time to time the Offer for up to and including an additional twenty (20) business days in the aggregate after the initial expiration date of the Offer, and may in its sole discretion, in connection with any such extension, amend the terms of the Offer, but only to reduce the Tender Offer Condition to any number of Shares greater than 20,300,320 Shares (the "Reduced Tender Offer Condition"); it being understood that if Purchaser shall accept for payment any Shares validly tendered and not withdrawn pursuant to the Offer, it shall accept for payment all such Shares up to the Tender Offer Condition. The Offer shall further provide that Shares (including Shares issued pursuant to any of the Company's employee or director benefit plans (including the Stock Plans)) may be tendered utilizing a notice of guaranteed delivery, which shall require delivery of the Shares to the depository within three business days (or such longer period as may be permitted under applicable law and agreed to by Purchase and the Company) following acceptance for payment by Purchaser.

          (b) The Company hereby represents, warrants and agrees (as applicable) that: (i) the Board of Directors of the Company at a meeting duly called and held on May 21, 2000, has unanimously (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend in the Schedule 14D-9 that the holders of Shares accept the Offer and tender their Shares to Purchaser thereunder; (ii) the Board of Directors of the Company has taken all action necessary to render Section 14A:10A-4 of the New Jersey Business Corporation Act ("NJBCA") inapplicable to the Offer; (iii) the Schedule 14D-9 as
                  -----
initially filed with the SEC will set forth the information contained in this
Section 1.1(b)(i) and (ii); and (iv) UBS Warburg LLC (the "Financial Advisor")
                                                           -----------------
has delivered to the Board of Directors of the Company its oral opinion (which opinion shall be confirmed in writing) to the effect that, as of the date of this Agreement, the $51.00 per Share in cash to be received in the Offer (or pursuant to the Shareholder Agreements (as defined in Section 2.1)) by holders of Shares (other than Purchaser and its affiliates) is fair, from a financial point of view, to such holders. The Company has been authorized by the Financial Advisor to permit the inclusion of a copy of such opinion (and a reference thereto in form and substance satisfactory to the Financial Advisor) in the Schedule 14D-9. Subject to the terms and conditions of this Agreement, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors of the Company described herein. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under the Governance Agreement, dated as of the date hereof, between the Company and Purchaser (the "Governance
                                                                     ----------
Agreement"), relating to appointment of Purchaser's designees to the Company's
---------
Board of Directors and shall provide for inclusion in Purchaser's Schedule TO to be filed with the SEC contemporaneously with the commencement of the Offer such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfil its obligations thereunder.


          (c) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents") and the Company
                                               ---------------
agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply as to form with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations
                          ------------
thereunder and other applicable laws. Purchaser represents and warrants to the Company as to the Offer Documents, and the Company represents and warrants to Purchaser as to the Schedule 14D-9, that on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, the Offer Documents and the Schedule 14D-9, as applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that (i) Purchaser makes no representation with respect to information supplied by the Company for inclusion in the Offer Documents, and (ii) the Company makes no representation with respect to information supplied by Purchaser for inclusion in the Schedule 14D-9. The Company and its counsel, as to the Offer Documents (or any amendment thereto) and Purchaser and its counsel, as to the Schedule 14D-9 (or any amendment thereto), shall be given a reasonable opportunity to review such documents prior to their being filed with the SEC.

          (d) In connection with the Offer, the Company will instruct its Transfer Agent to furnish promptly to Purchaser a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other customary assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.


                                  ARTICLE II


                         Representations and Warranties

          2.1. Representations and Warranties of the Company. The Company hereby
               ---------------------------------------------
represents and warrants to Purchaser that except as set forth in the corresponding section of the disclosure letter delivered by the Company to Purchaser, dated the date hereof (the "Company Disclosure Letter"):
                                       -------------------------

          (a)  Corporate Organization and Qualification. Each of the Company and
               ----------------------------------------
its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its subsidiaries taken as a whole (other than any effect arising out of (i) general economic conditions or (ii) economic conditions generally affecting the medical services industry) (a "Company Material Adverse Effect"). Each of the Company
                       -------------------------------
and its subsidiaries has the requisite corporate power and authority to carry on its respective business as they are now being conducted. A complete and correct copy of the Company's Certificate and By-Laws, each as amended to date is available on The Electronic Data Gathering, Analysis and Retrieval system of the SEC ("EDGAR"). The Company's Amended and Restated Certificate of Incorporation,
      -----
as amended (the Certificate") and By-Laws as so filed on EDGAR as of the date
                -----------
hereof are in full force and effect.

          (b)  Authorized Capital.  The authorized capital stock of the Company
               ------------------
consists of 60,000,000 Shares, of which 35,452,704 Shares were outstanding on May 19, 2000, and 12,111,975 shares of Preferred Stock, no par value (the "Preferred Shares"), none of which were outstanding on May 22, 2000. All of the
 ----------------
outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of May 19, 2000, there were 3,547,439 Shares reserved for issuance pursuant to the outstanding options issued under the MedQuist Inc. Incentive Stock Option Plan for Officers and Key Employees (the "Option Plan"),
                                                                 -----------
the MedQuist Inc. 1996 Employee Stock Purchase Plan and the MedQuist Inc. Board Deferred Stock Plan, the 1992 MRC Plan, the MedQuist Inc. 1998 Stock Option Plan, the MedQuist Inc. Non-Employee Director Plan, and the MRC Special Director Plan (collectively, the "Stock Plans"). The Company has provided Purchaser a
                         -----------
correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "Company Option"), including the holder, date of grant,
                         --------------
exercise price, number of Shares subject thereto and expiration date. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. Section 2.1(b) sets forth a true and complete list of each Person in which the Company owns, directly or indirectly any equity, membership, partnership, limited liability, voting or similar interest, and the percentage ownership of such Person; no such ownership will require a filing by Purchaser under the HSR Act. The purchase by Purchaser of the Shares pursuant to the Offer will not create or trigger any obligation of the Company to issue, transfer or sell any Shares pursuant to any Benefit Plan (as defined in Section 3.1(d)).

          (c)   Corporate Authority.  The Company has the requisite corporate
                -------------------
power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, the Governance Agreement and the Licensing Agreement, dated the date hereof between the Company and Licensor Affiliate (as defined below) (the "License Agreement") and to consummate the transactions
                     -----------------
contemplated hereby and thereby. Each of this Agreement, the Governance Agreement and the License Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (d)  Governmental Filings; No Violations.  (i) Other than the filings
               -----------------------------------
required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Exchange Act (the "Regulatory Filings"), no notices, reports
 --- ---                              ------------------
or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in
                                                  -------------------
connection with the execution and delivery of any of this Agreement, the Governance Agreement and the License Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby.

          (ii) The execution and delivery of each of this Agreement, the Governance Agreement and the License Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by each of this Agreement, the Governance Agreement and the License Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (ii) a breach or violation of, a default under or the triggering of any material payment or other material obligations pursuant to, any of the Company's existing Benefit Plans or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the
                                                             ---------
Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. The Company will use its commercially reasonable efforts to identify and obtain each consent under any Contract (or series of related Contracts with related parties) to which the Company is a party that involves either the payment by the Company and its subsidiaries or receipt by the Company and its subsidiaries of more than $1,000,000 annually, or is otherwise material to the operation of the Company and its subsidiaries taken as a whole.


          (e)  Company Reports; Financial Statements.  Each registration
               -------------------------------------
statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1999 (the "Audit Date"), including, without limitation,
                                    ----------
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and (ii) the Company's Quarterly Reports on Form 10-Q for the period ended March 31, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports") is available on Edgar.
                                       ---------------
As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in shareholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows and changes in shareholders' equity, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods
                                 ----
involved, except as may be noted therein.

          (f)  Absence of Certain Changes. Except as disclosed in the Company
               --------------------------
Reports filed with the SEC prior to the date hereof, since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any Company Material Adverse Effect or any event or occurrence or combination of the foregoing which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (iii) any change by the Company in accounting principles, practices or methods except as required by applicable law or GAAP; (iv) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, whether or not covered by insurance, which is reasonably likely to have a Company Material Adverse Effect; (v) any amendment of any of the Compensation and Benefit Plans other than in the ordinary course of business consistent with past practice; (vi) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice; and (vii) any granting by the Company or any of its subsidiaries to any such executive officer any increase in severance or termination pay.

          (g)  Litigation and Liabilities.  Except as disclosed in the Company
               --------------------------
Reports filed with the SEC prior to the date hereof, there are no civil, criminal, administrative or investigative actions, suits, claims, hearings or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than those that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Except for those liabilities and obligations that are fully reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1999, and for obligations and liabilities incurred in the ordinary course of business consistent with past practice since the Audit Date, neither the Company nor any of its subsidiaries has incurred any obligation or liabilities of any nature whatsoever, whether absolute, accrued, contingent, known, unknown or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, or any other facts or circumstance of which the Company has knowledge that could reasonably result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. As used in this Agreement, the term "knowledge" or any similar formulation of knowledge, including "known by it", when used with respect to the Company, shall mean the actual knowledge (after a reasonable investigation) of the persons set forth on Schedule 2.1(g) of the Company Disclosure Letter.

          (h)  Employee Benefits.
               -----------------

               (i) The Company Reports accurately describe all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of the Company and its subsidiaries (the "Compensation and Benefit Plans"). The Compensation
                           ------------------------------
and Benefit Plans and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering employees or former employees of the Company and its subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the
 ---------
meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are listed on Schedule 2.1(h) of the Company Disclosure
             -----
Letter. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been made available to Purchaser.

          (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance
      -----
with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be
                                   ------------
qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal
      ----
Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Plans. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and the Subsidiaries have not incurred and do
 ---------------
not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the Balance Sheet. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan Year. The withdrawal liability of the Company and the Subsidiaries under each Benefit Plan which is a multiemployer plan to which the Company, the Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

          (vi) Neither the Company nor the Subsidiaries have any obligations for retiree health and life benefits under any Plan, except as required under part 6 of Title I of ERISA. The Company or its subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder.

          (vii) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any payments under any of the Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (viii) All Compensation and Benefit Plans covering foreign Employees comply in all material respects with applicable local law. The Company and the Subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

     (i)  Brokers and Finders.  Neither the Company nor any of its officers,
          -------------------
directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that the Company has employed the Financial Advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

     (j)  Takeover Statutes.  No "fair price", "moratorium", "control share
          -----------------
acquisition", "interested stockholder" or other similar antitakeover statute, regulation or provision contained in the NJBCA (including, without limitation,
Section 14A:10A-4 of the NJBCA) or the Company's Certificate or Bylaws (each a "Takeover Statute") is or, following Purchaser's purchase of Shares pursuant to
 ----------------
the Offer, will be, applicable to the Company, the Shares, the Offer or any transactions contemplated by this Agreement, the Governance Agreement, the License Agreement or the agreements set forth in Schedule A-3 hereto (collectively, the "Shareholder Agreements"). Without limiting the generality of
                    ----------------------
the foregoing, the Board of Directors of the Company has taken all action under the NJBCA so that neither Purchaser nor any affiliate of Purchaser will be prohibited from, or require any subsequent approval or consent in connection with, entering into or consummating a "business combination" with the Company (after purchase of the Shares hereunder pursuant to the Offer) as an "interested stockholder" (in each case, as such terms are defined in Section 14A:10A-4 of the NJBCA) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (k)  Environmental Matters.  Except as disclosed in the Company Reports
          ---------------------
filed with the SEC prior to the date hereof and except for such matters that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, to the knowledge of the Company, (i) the Company and its subsidiaries have complied with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its subsidiaries (the "Properties") do not contain any Hazardous Substance (as
                   ----------
hereinafter defined) other than as permitted under applicable Environmental Law;
(iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order, decree or indemnity to any third party relating to any Environmental Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, in a manner that could result in liability under applicable Environmental Law.

     As used herein, "Environmental Law" means any law, regulation, order,
                      -----------------
decree, common law, opinion or agency requirement relating to the protection of the environment or human health and safety and "Hazardous Substance" means any
                                                -------------------
substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law including petroleum products, asbestos, lead products and polychlorinated biphenyls.

          (l) Taxes. The Company and its subsidiaries (i) have prepared in good
              -----
faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that have been withheld from amounts owing to any employee, creditor or third party and are due and payable, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, no audits, examinations, investigations or other proceedings against the Company or any of its subsidiaries in respect of Taxes or Tax matters are pending, and no such audits, examinations, investigations or proceedings are, to the knowledge of the Company or any subsidiary, threatened. No material issues have been raised by any Governmental Entity concerning the Tax liability of the Company or any of its subsidiaries. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and each of its subsidiaries for all Taxable years ending on or before December 31, 1998. The Company (or, to the extent applicable, its relevant subsidiary) has paid all Taxes shown as due on the Tax Returns mentioned in clause (i) of the first sentence of this paragraph, and the Company has made adequate provision or set up an adequate accrual or reserve for the payment of all other material Taxes owing by the Company and its subsidiaries (which provision, accrual or reserve is reflected in the Company Reports).

          As used in this Agreement, (i) the term "Tax" (including, with
                                                   ---
correlative meaning, the terms "Taxes" and "Taxable") includes all federal,
                                -----       -------
state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports
                              ----------
(including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.

          (m)  Compliance with Laws. The Company and its subsidiaries hold all
               --------------------
permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "Company Permits") required in order to own their
                            ---------------
respective assets and to conduct their respective businesses as currently conducted, except where the failure to hold such Company Permits is not reasonably likely, individually or in the aggregate with all other such failures, to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits and the operations of the Company (including, without limitation, the obtaining of any Company Permits) and its subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations, rules, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licenses or permits ("Laws") of any Governmental Entity, except where the failure to comply
          ----
or the violation is not reasonably likely, individually or in the aggregate with all other such failures, to have a Company Material Adverse Effect. Except as set forth in the Company Reports filed prior to the date hereof, no change is required in the Company's or any of its subsidiaries' processes, properties or procedures in connection with any Laws, except for such changes that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          (n)  Material Contracts. Except as identified in the Company Reports,
               ------------------
neither the Company nor any of its subsidiaries is party to, nor is the Company or any of its subsidiaries (or their respective assets) bound by, any Contract that, individually or in the aggregate, is material to the Company and its subsidiaries taken as a whole. Except as identified in the Company Reports, there are no (i) Contracts between the Company or any subsidiary, on the one hand, and any current or former director, officer, employee or 5% or greater shareholder of the Company or any of their affiliates or family members, on the other hand, or (ii) Contracts to which the Company or any of its subsidiaries is a party which contain any provision or covenant that purport to limit in any respect the ability of the Company or any of its subsidiaries or affiliates to
(A) sell any products or services of or to another person, (B) engage in any line of business, (C) compete with or to obtain products or services from any person or (D) receive or purchase products or services from any person. All Contracts to which the Company or any of the subsidiaries is a party or by which any of their respective assets is bound, and any Contract between third parties that has been assigned to the Company or any of its subsidiaries, have been legally assigned, if applicable, and to the knowledge of the Company, are valid and binding, in full force and effect in accordance with their terms and enforceable against the parties (or, if applicable, assignees) thereto in accordance with their respective terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles), except for such failures to be so assigned, valid and binding, in full force and effect or enforceable that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. There is not under any such Contract any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its subsidiaries, or to the Company's knowledge, any other party, except to the extent any such defaults or events are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          (o)  Labor Relations. There is no work stoppage involving the
               ---------------
Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened and neither the Company nor any of its subsidiaries is involved in, or to the knowledge of the Company, threatened with, or affected by any labor dispute, arbitration, lawsuit or administrative proceeding that is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in the Company Reports, none of the employees of the Company or of any of its subsidiaries is represented by any labor union or any collective bargaining organization and, no labor union has publicly announced that it is attempting to organize employees of the Company or any of its subsidiaries. There is no pending charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

          (p)  Intellectual Property.
               ---------------------

               (i)   The Company and its subsidiaries own (free and clear of
any and all liens, pledges, security interests, claims or other encumbrances), or are licensed or otherwise possess sufficient legally enforceable rights to use as currently used by the Company, all patents, trademarks, trade names, service marks, brand marks, brand names, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, databases, industrial designs and tangible or intangible proprietary information or materials that are currently used (or, with respect to trademarks, trade names, brand marks, brand names and service marks, have been used within the last five years) in its and its subsidiaries' businesses (collectively, "Intellectual Property Rights"), except for any such failures to own, be
 ----------------------------
licensed or possess that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

               (ii) Except as disclosed in the Company Reports filed prior to the date hereof, and except for such matters that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (x) the use of the Intellectual Property Rights by the Company or its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute a misappropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, copyright, technology, know-how, computer software program or application, database or industrial design of any other Person and (y) there have been no claims made and neither the Company nor any of its subsidiaries has received notice of any claim or otherwise knows that any Intellectual Property Right is invalid, conflicts with the asserted right of any other Person, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any Intellectual Property Right of the Company or any of its subsidiaries.

          (q)  Insurance. All material fire and casualty, general liability,
               ---------
directors' and officers' and errors and omissions policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers and provide insurance coverage customary and adequate for the operation of their respective businesses, except for any such failures to maintain insurance policies that are not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have given notice to insurance carriers of all material claims that may be covered and the Company and its subsidiaries have not received, with respect to any such claims, any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          2.2. Representations and Warranties of Purchaser. Purchaser represents
               -------------------------------------------
and warrants to the Company that:

          (a)  Corporate Organization and Qualification. Purchaser is a
               ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of The Netherlands and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement, the Governance Agreement or the License Agreement.

          (b)  Corporate Authority. Purchaser has the requisite corporate power
               -------------------
and authority and has taken all corporate action necessary in order to execute and deliver each of this Agreement and the Governance Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The affiliate of Purchaser that is the signatory to the License Agreement (the "Licensor Affiliate") has the requisite corporate power and authority and has
 ------------------
taken all corporate action necessary in order to execute and deliver the License Agreement and to consummate the transactions contemplated thereby. The License Agreement is a valid and binding agreement of Licensor Affiliate enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)  Governmental Filings; No Violations. (i) Other than the
               -----------------------------------
Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution and delivery of either of this Agreement or the Governance Agreement by Purchaser or the execution and delivery of the License Agreement by the Licensor Affiliate and the consummation of the transactions contemplated hereby and thereby by Purchaser and Licensor Affiliate, the failure to make or obtain any or all of which is reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

               (ii) The execution and delivery of each of this Agreement and the Governance Agreement by Purchaser and the License Agreement by Licensor Affiliate do not, and the consummation of the transactions contemplated hereby and thereby by Purchaser will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation of Purchaser or the Articles of Incorporation of Licensor Affiliate or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Licensor Affiliate, as applicable, or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or Licensor Affiliate, as applicable, is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, are not reasonably likely to prevent or materially delay the transactions contemplated by this Agreement.

          (d)  Funds. Purchaser has and will have upon acceptance for purchase
               -----
of the Shares pursuant to the Offer the funds necessary to consummate the Offer.

          (e)  Brokers and Finders. Neither Purchaser nor any of its officers,
               -------------------
directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that the Company has employed Goldman, Sachs & Co. as its financial advisor in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III

                                   Covenants

          3.1. Interim Operations of the Company. The Company covenants and
               ---------------------------------
agrees that, prior to the earlier of the purchase of the Shares pursuant to the Offer or the termination of this Agreement in accordance with its terms (unless Purchaser shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement):

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business associates;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

          (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets (other than, in the case of the Company, (x) Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans and (y) options to be granted pursuant to the terms of Section 3.12 hereof); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (iv) make or authorize capital expenditures other than in the ordinary and usual course of business and in amounts not exceeding those contemplated by the Company's current capital expenditure budget provided to Purchaser; or (v) make or authorize any acquisition of, or investment in, assets or stock of any other person or entity other than the acquisition of, or investment in, any entity listed on Schedule 3.1(c) of the Company Disclosure Schedule involving amounts not in excess of $10,000,000 individually or $25,000,000 in the aggregate;

          (d) other than the Employment Agreements, neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or such subsidiaries; and, other than the options to be granted pursuant to the terms of Section 3.12 hereof, neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (the "Benefit Plans");
                                 -------------

          (e) neither the Company nor any of its subsidiaries shall (i) settle or compromise any claims or litigation (including any claims for Taxes made by a Governmental Entity) in excess of $1,000,000, (ii) modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries by any officer or director of the Company or by any of its subsidiaries, or (iv) cancel or forgive any other indebtedness owed to the Company or any of its subsidiaries other than in the ordinary and usual course of business;

          (f) neither the Company nor any of its subsidiaries shall make any Tax Election for a Tax Return or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, in each case except in the ordinary and usual course of business;

          (g) neither the Company nor any of its subsidiaries shall waive, release or fail to use commercially reasonable efforts to enforce any of its rights under any confidentiality agreement, standstill agreement or any similar agreement to which it is a party, unless the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order for its directors to comply with their respective fiduciary duties;

          (h) neither the Company nor any of its subsidiaries shall enter into any material contract or agreement;

          (i) neither the Company nor any of its subsidiaries shall, except as specifically permitted in Section 3.2, take or fail to take any action that is reasonably likely to result in any failure of the Offer, or is reasonably likely to make any representation or warranty of the Company contained herein inaccurate if qualified by "Company Material Adverse Effect" or inaccurate in any material respect if not so qualified at, or as of any time prior to, Purchaser's purchase of Shares pursuant to the Offer; and

          (j) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          3.2.  Acquisition Proposals. The Company agrees that neither the
                ---------------------
Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation, share exchange or similar transaction involving, or any purchase of all or 15% or more of the assets or the equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition
                                                            -----------
Proposal") (it being understood that the initial press release relating to this
--------
Agreement and the transactions contemplated hereby shall not be deemed an initiation, solicitation or encouragement of an Acquisition Proposal.) The Company further agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries, shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in
                                   --------  -------
this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors obtains from the Person so requesting such information an executed confidentiality agreement containing material terms no more favorable to a third-party than those contained in the Confidentiality Agreement (as defined in
Section 3.4); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or
(D) above, the Board of Directors of the Company determines (i) in good faith, after consultation with outside counsel, that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) in good faith, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account appropriate legal, financial and regulatory aspects of the proposal and the Person making the proposal and (iii) in good faith, after consultation with an investment banking firm of national standing, that such Acquisition Proposal is reasonably likely, if consummated, to result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company will immediately cease
                        -----------------
and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 3.2. The Company will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or any of its representatives. The Company will further identify the offeror and furnish to Purchaser a copy of any such inquiry or proposal, if it is in writing, or shall inform Purchaser of the material terms of any such inquiry or proposal, if it is oral, and shall promptly advise Purchaser of any material development relating to such inquiry or proposal. The Company also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company.

          3.3. Filings; Other Action. Subject to the terms and conditions herein
               ---------------------
provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer and the transactions contemplated by this Agreement, the License Agreement, the Governance Agreement and the Shareholder Agreements; and (b) use all reasonable efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the License Agreement, the Governance Agreement and the Shareholder Agreements as soon as practicable; provided, however, that nothing in this Section 3.3 shall require,
             --------  -------
or be construed to require, Purchaser to proffer to, or agree to, sell or hold separate and agree to sell, before or after the purchase of Shares pursuant to the Offer, any assets, businesses, or interest in any assets or businesses of Purchaser, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Purchaser or the Company, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer and the other transactions contemplated by this Agreement, the License Agreement, the Governance Agreement and the Shareholder Agreements. In exercising the foregoing right, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

          3.4. Access. Upon reasonable prior notice, the Company shall (and
               ------
shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives")
                                                            ---------------
access, during normal business hours throughout the period prior to the purchase of the Shares pursuant to the Offer, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request, provided that no investigation pursuant to this Section 3.4 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company
            --------  -------
to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 3.4 shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Purchaser will not, and will cause its Representatives not to, use any information obtained pursuant to this Section
3.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information subject to the Confidentiality Agreement dated April 17, 2000 (the "Confidentiality
                                                     ---------------
Agreement"), which the parties confirm shall remain in full force and effect in
---------
accordance with its terms.

          3.5. Notification of Certain Matters. Upon the Company having
               -------------------------------
knowledge thereof, the Company shall give prompt notice to Purchaser of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the purchase of the Shares pursuant to the Offer, under any material Contract to which the Company or any of its subsidiaries is a party or is subject; (b) any Company Material Adverse Effect or any occurrence or event which is reasonably likely to result in a Company Material Adverse Effect; and (c) the occurrence or non-occurrence of any fact or event which is reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof until the time Shares are purchased pursuant to the terms of the Offer or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          3.6.  Publicity. Any press release or written public communication
                ---------
with respect to this Agreement and the transactions contemplated hereby shall not be issued or published unless approved by each of Purchaser and the Company, such approval not to be unreasonably withheld or delayed; provided, however,
                                                          --------  -------
that each of Purchaser and the Company may make disclosures required by applicable Law or any securities exchange whether domestic or foreign) so long as the other shall be given a reasonable opportunity to comment thereon.

          3.7.  Benefits. Purchaser agrees that, during the period commencing on
                --------
the date Shares are purchased pursuant to the Offer and ending on the first anniversary thereof, the employees of the Company will continue to be provided with employee benefit plans which in the aggregate are substantially comparable to those currently provided by the Company to such employees, provided that employees covered by collective bargaining agreements need not be provided such benefits. Without limiting the generality of the foregoing, Purchaser will cause the Company to honor without modification all employee (or former employee) benefit obligations, including severance obligations, accrued as of the time Purchaser purchases Shares pursuant to the term of the Offer (it being understood that any severance obligations provided to an employee pursuant to an employment agreement between the Company and such employee shall supersede any other severance obligations to which the employee would otherwise be entitled).

          3.8.  Indemnification; Directors' and Officers' Insurance. (a) From
                ---------------------------------------------------
and after the date on which Shares are purchased pursuant to the Offer, Purchaser agrees that it will cause the Company to indemnify and hold harmless each present and former director and officer of the Company, determined as of such date (the "Indemnified Parties"), against any costs or expenses (including
                ----------- -------
reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim,
                            -----
action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the date on which Shares are purchased pursuant to the Offer, whether asserted or claimed prior to, at or after such date, to the fullest extent that the Company would have been permitted under New Jersey law and its Certificate or By-Laws in effect on the date hereof to indemnify such person (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 3.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the date on which Shares are purchased pursuant to the Offer), (i) the Company shall have the right to assume and control the defense thereof and the Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel (which counsel shall be reasonably satisfactory to the Company), and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the
                                              --------  -------
Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Company shall not be liable for any settlement effected without its prior written consent; and provided further that the Company shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (c) After Purchaser's purchase of Shares pursuant to the Offer, Purchaser shall cause the Company to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years
                                     -------------
after the purchase of Shares pursuant to the Offer so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that (x) Purchaser may
                  ------- -------    --------  -------
substitute therefor policies (which may be "tail" policies) containing terms with respect to coverage and amount no less favorable in any material respect to such directors and officers, and (y) if the existing D&O Insurance expires, is terminated or canceled during such six-year period, Purchaser will use its commercially reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

          3.9.    Takeover Statute.  If any "fair price", "moratorium", "control
                  ----------------
share acquisition", "interested stockholder" or other form of antitakeover statute or regulation shall become applicable to the Offer or any of the transactions contemplated by this Agreement, the License Agreement, the Governance Agreement or the Shareholder

Agreements, the Company and the Board of Directors of the Company shall, to the fullest extent permitted by applicable law, subject to their fiduciary duties,
(a) grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and so that Purchaser (or its affiliates) would not be prevented or prohibited from effectuating a business combination with the Company after the purchase of the Shares pursuant to the Offer, and (b) otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          3.10.   Options held by Company Employees.  Prior to the time
                  ---------------------------------
Purchaser accepts for purchase Shares pursuant to the terms of the Offer, the Company shall use its commercially reasonable efforts to secure from all employees of the Company on the date of this Agreement that hold Company Options waivers providing that such options shall not accelerate, vest or otherwise become exercisable as a result of Purchaser's purchase of Shares pursuant to the Offer.

          3.11.   Other Agreements.  Purchaser shall not, for so long as this
                  ----------------
Agreement is in effect, terminate or repudiate (i) any Shareholder Agreement
(ii) the Governance Agreement, or (iii) the License Agreement.

          3.12.   Option Grant.  Notwithstanding any other provision of this
                  ------------
Agreement, the Company shall be permitted to grant options under the Option Plan to purchase 2,000,000 Shares, such options to vest 20% per year on the first, second, third, fourth and fifth anniversary date of the date on which Purchaser accepts for payment Shares pursuant to the terms of the Offer; the Company and Purchaser agree that fifty (50) percent of such options shall have an exercise price of $51.00 per Share and fifty (50) percent of such options shall have an exercise price of $70.00 per Share. All of the option grants provided for in this Section 3.12 shall be awarded (a) subject to the approval of the Compensation Committee of the Company's Board of Directors and (b) to such persons and in such individual amounts as the Chief Executive Officer of the Company on the date of this Agreement and Purchaser shall mutually agree; provided, however, that if the Chief Executive Officer of the Company on the
--------  -------
date of this Agreement ceases to be an officer of the Company, the Compensation Committee and the Purchaser shall mutually determine the individual grants.

                                  ARTICLE IV

                                  Termination

          4.1.    Termination by Mutual Consent.  This Agreement may be
                  -----------------------------
terminated by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

          4.2.    Termination by either Purchaser or the Company.  This
                  ----------------------------------------------
Agreement may be terminated by action of the Board of Directors of either Purchaser or the Company if Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, in the case of termination of
                                        --------
this Agreement by Purchaser, such termination of the Offer is not in violation of the terms of the Offer or this Agreement.

          4.3.    Termination by Purchaser.  This Agreement may be terminated by
                  ------------------------
Purchaser at any time prior to the time Purchaser purchases Shares pursuant to the Offer by action of the Board of Directors of Purchaser, if (x) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company, and which failure shall not have been cured prior to the earlier of (A) 5 business days following the giving of written notice to the Company of such failure or (B) the business day prior to the date on which the Offer is then scheduled to expire, (y) the Board of Directors of the Company shall have amended or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, shall have withdrawn such recommendation or shall have, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing, or (z) if the Company or any of the other persons or entities described in Section 3.2 shall take any actions that would be proscribed by Section 3.2 but for the exception therein allowing certain actions to be taken by the Company's Board of Directors after consultation with outside counsel if necessary to comply with its fiduciary obligations under applicable law.

          4.4.    Termination by the Company.  This Agreement may be terminated
                  --------------------------
by the Company at any time prior to the time Purchaser purchases Shares pursuant to the Offer by action of the Board of Directors of the Company, (x) if Purchaser (i) shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser, and which failure shall not have been cured prior to the earlier of (A) 5 business days following the giving of written notice to Purchaser of such failure or (B) the business day prior to the date on which the Offer is then scheduled to expire or (ii) shall have failed to commence the Offer within the time required in Section 1.1 or (y) if the Board of Directors of the Company receives or there is publicly announced a bona fide written Acquisition Proposal (which Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 3.2) and the Board of Directors of the Company determines in good faith (i) after consultation with an investment banking firm of national standing, that such Acquisition Proposal is a Superior Proposal and (ii) after consultation with outside counsel, that approval, acceptance or recommendation of such Acquisition Proposal or tender or exchange offer is necessary in order for its directors to comply with their respective fiduciary duties, and the Company shall substantially concurrently with such termination enter into a definitive agreement containing the terms of a Superior Proposal; provided, however, that the Company shall not terminate this Agreement
          --------  -------
pursuant to this Section 4.4(y), and any purported termination pursuant to this
Section 4.4(y) shall be void and of no force or effect, unless the Company shall have complied with (i) all the provisions of Section 3.2 and the notification provisions in this Section 4.4,
(ii) the following proviso, and (iii) all applicable requirements of Section 4.5, including the payment of the termination fee described in Section 4.5(b) prior to or concurrently with such termination; and provided further, however,
                                                    -------- -------
that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 4.4(y) until after three days following Purchaser's receipt of written notice (a "Notice of Superior Proposal") from the Company
                              ---------------------------
advising Purchaser that the Company's Board of Directors has received a Superior Proposal (or that a tender or exchange offer with respect to the Shares has been commenced) and that such Board of Directors will, subject to any action taken by Purchaser pursuant to this sentence, cause the Company to accept such Superior Proposal (or recommend such tender or exchange offer), and specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require an additional Notice of Superior Proposal and a new three day period).

          4.5.    Effect of Termination and Abandonment.  (a) In the event of
                  -------------------------------------
termination of this Agreement pursuant to this Article IV, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 4.5(b) and
Section 5.2 below and except that nothing herein will relieve any party from liability for any breach of this Agreement.

          (b) If (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) the Tender Offer Condition shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, and (iii)(x) at the time the Offer is terminated, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its subsidiaries or affiliates (collectively, a "Person") shall have publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal and (y) within fifteen (15) months after the date of such termination, the Company shall consummate or enter into an agreement with respect to any Acquisition Proposal (it being understood that in the event the Board of Directors of the Company recommends the acceptance by the shareholders of the Company of a third-party tender offer or exchange offer, such recommendation shall be treated as though an agreement had been entered into), then the Company shall at the time such Acquisition Proposal is consummated, entered into or recommended (as applicable), (I) pay Purchaser a fee of $44,750,000 (the "Termination Fee") and (II) reimburse Purchaser's actual out-of-pocket costs and
 ---------------
expenses incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum of two million five hundred thousand dollars ($2,500,000) (it being understood that if Goldman, Sachs & Co. or any of its affiliates is entitled to receive a portion of the Termination Fee pursuant to the terms of its engagement with Purchaser, such fee to be paid to Goldman, Sachs & Co. or its affiliates shall not be deemed part of Purchaser's costs and expenses), which amounts shall be payable in same day funds. In addition, if (A) the Purchaser shall have terminated this Agreement pursuant to Section 4.3(x) or
(y), or (B) the Company shall
have terminated the Agreement pursuant to Section 4.4(y) hereof, then the Company shall promptly, but in no event later than two days after the date of such termination, (I) pay Purchaser the Termination Fee and (II) reimburse Purchaser's actual out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum of two million five hundred thousand dollars ($2,500,000) (it being understood that if Goldman, Sachs & Co. or any of its affiliates is entitled to receive a portion of the Termination Fee pursuant to the terms of its engagement with Purchaser, such fee to be paid to Goldman, Sachs & Co. or its affiliates shall not be deemed part of Purchaser's costs and expenses), which amounts shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 4.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 4.5(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. on the date such payment was required to be made.

                                   ARTICLE V


                           Miscellaneous and General

          5.1.    Payment of Expenses.  Whether or not the purchase of the
                  -------------------
Shares pursuant to the Offer shall be consummated, except as provided in Section
4.5 hereof, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Offer.

          5.2.    Survival.  The covenants and agreements of Purchaser contained
                  --------
in Sections 3.7 and 5.1 shall survive the purchase of the Shares pursuant to the Offer. The covenants and agreements of the Company and Purchaser contained in Sections 3.4, 3.6, 4.5 and this Article V shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the purchase of the Shares pursuant to the Offer or the termination of this Agreement.

          5.3.    Modification or Amendment.  Subject to the applicable
                  -------------------------
provisions of the NJGCA, at any time prior to the purchase of the Shares pursuant to the Offer, the parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties. After the date on which Purchaser's designees become members of the Board of Directors of the Company, this Agreement shall not be amended in any manner materially adverse to the Company or any third-party beneficiary as provided by Section 5.7(b) hereof without the written consent of the members of the Supervisory Committee (as defined in the Shareholder Agreement).

          5.4.    Counterparts; Facsimile.  For the convenience of the parties
                  -----------------------
hereto, this Agreement may be executed in any number of counterparts including by facsimile, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          5.5.    Governing Law
                  -------------

          (a)     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT
                  ---------------------------------------------
SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

          5.6.    Notices.  Any notice, request, instruction or other document
                  -------
to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          if to Purchaser:
          ---------------

          Koninklijke Philips Electronics N.V.,
          Rembrandt Tower,
          Amstelplein 1,
          1096 HA Amsterdam,
          The Netherlands.
          Attention:  General Secretary
          fax:  (011) 31-20-597-7150
          (with a copy to Stephen M. Kotran, Esq.,
          Sullivan & Cromwell
          125 Broad Street
          New York, NY  10004
          fax: (212) 558-3588)

          if to the Company:
          -----------------

          MedQuist Inc.,
          Five Greentree Centre, Suite 311,
          Marlton, NJ, 08053.
          Attention:  Chief Executive Officer;
                      and Senior Vice President and General Counsel fax: (856) 596-3351
          (with a copy to James Epstein, Esq.,
          Pepper Hamilton LLP
          3000 Two Logan Square
          Philadelphia, PA  19103-2799
          fax:  (215) 981-4750)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          5.7.    Entire Agreement, etc.  (a) This Agreement (including the
                  ---------------------
Disclosure Letter, any exhibits or Annexes hereto and the Confidentiality Agreement referred to herein) (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (ii) shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, and (iii) shall not be assignable by operation of law or otherwise and, except to set forth in subsection (b) below, is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that
                                                       --------  -------
Purchaser may assign,
in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser (it being understood that no such assignment shall relieve Purchaser of its obligations hereunder).

          (b) It is expressly agreed that all of the persons (and their successors and assigns) who are beneficiaries of Section 3.8 (whether as individuals or members of a class or group) shall be entitled to enforce such Sections against Purchaser and such Section shall be binding on all successors and assigns of Purchaser. In addition, Section 3.7 hereof shall be enforceable on behalf of the Company and the benefited employees by the Supervisory Committee.

          5.8.    Definition of "Subsidiary".  When a reference is made in this
                  --------------------------
Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          5.9.    Captions.  The Article, Section and paragraph captions herein
                  --------
are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.



                            KONINKLIJKE PHILIPS ELECTRONICS N.V.


                            By: /s/ A. Baan
                                -------------------------------------------
                                Name:  A. Baan
                                Title: Executive Vice President Royal
                                       Philips Electronics


                            By: /s/ J.H.M. Hommen
                                -------------------------------------------
                                Name:  J.H.M. Hommen
                                Title: Executive Vice President Royal
                                       Philips Electronics



                            MEDQUIST INC.

                            By: /s/ David A. Cohen
                                -------------------------------------------
                                Name:  David A. Cohen
                                Title: Chairman and Chief Executive Officer

                                                                         Annex A

          Certain Conditions of the Offer.  Capitalized terms used but not
          -------------------------------
defined herein shall have the respective meanings assigned to such terms in the Tender Offer Agreement of which this Annex A is a part. Notwithstanding any other provision of the Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if less than 22,250,327 Shares (the "Tender
                                                                     ------
Offer Condition") shall have been properly and validly tendered pursuant to the
---------------
Offer and not withdrawn prior to the expiration of the Offer, or, if on or after May 22, 2000, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following events shall occur:

          (a) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Tender Offer Agreement or any representation or warranty of the Company set forth in the Tender Offer Agreement which is qualified by "Company Material Adverse Effect" shall have been inaccurate or incomplete as so qualified when made or thereafter shall become inaccurate or incomplete as so qualified, or any representation or warranty of the Company set forth in the Tender Offer Agreement which is not qualified by "Company Material Adverse Effect" shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

          (b) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action")
                                                                      ------
     before any court or other Governmental Entity by any Governmental Entity or by any other person, domestic or foreign (it being understood that, with respect to any Action by any person other than a Governmental Entity, this clause (b) shall only apply to bona fide Actions that are reasonably likely to be successful on the merits): (i) challenging the acquisition by Purchaser of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or seeking to obtain any material damages in connection with the transactions contemplated by the Offer; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Purchaser to dispose of or hold separate all or any portion of Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Purchaser unable to, or result in a delay (other than an immaterial delay) in, or restrict (other than immaterially), the ability of Purchaser to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders; or (v) that, in any event, in the reasonable judgment of Purchaser, is reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the value of the Shares to Purchaser or the benefits expected to be derived by Purchaser as a result of consummation of the transactions contemplated by the Offer;

          (c) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity other than the application to the Offer of waiting periods under the HSR Act, that could, directly or indirectly, be reasonably expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (b) above;

          (d) there shall have occurred a Company Material Adverse Effect or any occurrence or event shall have occurred that is reasonably likely to result in a Company Material Adverse Effect;

          (e) the Board of Directors of the Company (or a special committee thereof) shall have amended or modified in a manner adverse to Purchaser, its approval or recommendation of the Offer, shall have withdrawn such recommendation or shall have approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

          (f) the Tender Offer Agreement shall have been terminated by the Company or Purchaser in accordance with its terms or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination;

          (g) any of the employment agreements set forth on Schedule A-1 hereto (the "Employment Agreements") shall have been terminated or repudiated by
           ---------------------
     the employee a party thereto, except as may result from the death or disability of such employee;

          (h) the Company shall have terminated or repudiated the License Agreement;

          (i) any of the Shareholder Agreements set forth on Schedule A-3 hereto shall have terminated or repudiated by the employee a party thereto; or

          (j) the Company shall have terminated or repudiated the Governance Agreement;

which, in the good faith reasonable judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser other than a material breach of this Agreement) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

          The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser other than a material breach of this Agreement) giving rise to such condition or may be waived by Purchaser, in its sole discretion, by express and specific action to that effect, in whole or in part at any time and from time to time.